Exhibit 10.6

BB&T

ADDENDUM TO PROMISSORY NOTE

BB&T Account No. 9700029240

THIS ADDENDUM TO PROMISSORY NOTE (“Addendum”) is hereby made a part of the Promissory Note dated as of March 30, 2018, from APPLIED OPTOELECTRONICS, INC. (“Borrower”) payable to the order of BRANCH BANKING AND TRUST COMPANY (“Bank”) in the principal amount of $21,500,000.00 (including all renewals, extensions, modifications and substitutions thereof, the “Note”).

I.       DEFINITIONS.

1.1       Adjusted LIBOR Rate means a rate of interest per annum, which shall be adjusted monthly on the first day of each LIBOR Interest Period, equal to the sum obtained (rounded upwards, if necessary, to the next higher 1/16th of 1.0%) by adding (i) the One Month LIBOR plus (ii) the Applicable Margin. The Adjusted LIBOR Rate shall be adjusted for any change in the LIBOR Reserve Percentage so that Bank shall receive the same yield. The interest rate will in no instance exceed the maximum rate permitted by applicable law and if checked here ☐ the interest rate will not decrease below a fixed minimum rate of ______%. If checked here ☐ the interest rate will not exceed ] a fixed maximum rate of _______% or ☐ an average maximum rate of      %. If an average maximum rate is specified, a determination of any required reimbursement of interest by Bank will be made: ☐ when the Note is repaid in full by Borrower or ☐ annually beginning on __________. If the loan has been repaid prior to this date, no reimbursement will be made.

1.2       Applicable Margin means the margin set forth below, as determined by Borrower’s ratio of Funded Debt to EBITDA (in each case, as defined in that certain Loan Agreement dated September 28, 2017, between Borrower and Bank (as at any time amended, restated, supplemented or otherwise modified, the “Loan Agreement”):.

Level	Funded Debt to EBITDA Ratio	Term Loan Margin
I	< 1.0 to 1.0	1.15%
II	> 1.0 to 1 < 2.0 to 1.0	1.45%
III	> 2.0 to 1.0	2.00%

Until April 30, 2018, the margin shall be determined as if Level I were applicable. Thereafter, the margin shall be subject to increase or decrease by Bank on the first day of each LIBOR Interest Period. If Bank is unable to calculate the Funded Debt to EBITDA ratio for a fiscal quarter due to Borrower’s failure to deliver any financial statements when required under the Loan Agreement, then, at the option of Bank, the margin shall be determined as if Level III were applicable until the first day of the calendar month following its receipt of such financial statements. If, for any reason (including inaccurate reporting by Borrower), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrower shall immediately pay to Bank an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. If, for any reason (excluding inaccurate reporting by Borrower and any other reason attributable to Borrower), it is determined that a lower Applicable Margin should have applied to the most recent fiscal quarter then ending than was actually applied, then the proper margin shall be applied retroactively (solely with respect to such most recent fiscal quarter then ending) and Borrower may credit against its next payment an amount equal to the difference between the amount of interest and fees that would have accrued during such most recent fiscal quarter then ending using the proper margin and the amount actually paid during such most recent fiscal quarter then ending.

1.3       Business Day means a day other than a Saturday, Sunday, legal holiday or any other day when the Bank is authorized or required by applicable law to be closed.

1.4       LIBOR Advance means the advances made by Bank to Borrower evidenced by this Note upon which the Adjusted LIBOR Rate of interest shall apply.

1.5       LIBOR Interest Period means the period, as may be elected by the Borrower applicable to any LIBOR Advance, commencing on the date the Note is first made (or the date of any subsequent LIBOR addendum to the Note) and (i) if adjusted monthly, ending on the day that is immediately prior to the numerically corresponding day of each month thereafter or (ii) if adjusted quarterly, ending on the day that is immediately prior to the numerically corresponding day of each quarter thereafter; provided that:

(a) any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day; and

(b) any LIBOR Interest Period which begins on a day for which there is no numerically corresponding day in a subsequent month if adjusted monthly or in a subsequent quarter if adjusted quarterly, shall end on the last Business Day of each subsequent month if adjusted monthly or on the last Business Day of each subsequent quarter if adjusted quarterly.

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1.6       LIBOR Reserve Percentage means the maximum aggregate rate at which reserves (including, without limitation, any marginal supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System with respect to dollar funding in the London interbank market. Without limiting the effect of the foregoing, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by such member banks by reason of any applicable regulatory change against (i) any category of liability which includes deposits by reference to which the Adjusted LIBOR Rate is to be determined or (ii) any category of extensions of credit or other assets related to LIBOR.

1.7       One Month LIBOR means the average rate quoted by Bloomberg Finance L.P., or any quoting service or commonly available source utilized by the Bank, on the determination date for deposits in U. S. Dollars offered in the London interbank market for one month determined at approximately 11:00 am London time two (2) Business Days prior to the commencement of the applicable LIBOR Interest Period; provided that if the above method for determining one month LIBOR shall not be available, the rate quoted in The Wall Street Journal, or a rate determined by a substitute method of determination agreed on by Borrower and Bank; provided, if such agreement is not reached within a reasonable period of time (in Bank's reasonable judgment), a rate reasonably determined by Bank in its sole discretion as a rate being paid, as of the determination date, by first class banking organizations (as determined by Bank) in the London interbank market for U. S. Dollar deposits; and provided further that if One Month LIBOR determined as provided above would be less than zero percent (0%), then One Month LIBOR shall be deemed to be zero percent (0%).

1.8       Standard Rate means, for any day, a rate per annum equal to the Prime Rate Equivalent (as defined in the Loan Agreement), and each change in the Standard Rate shall be effective on the date any change in the Prime Rate is publicly announced as being effective.

II.       LOAN BEARING ADJUSTED LIBOR RATE

2.1       Application of Adjusted LIBOR Rate. The Adjusted LIBOR Rate shall apply to the entire principal balance outstanding of a LIBOR Advance for any LIBOR Interest Period.

2.2       Adjusted LIBOR Based Rate Protections.

(a)       Inability to Determine Rate. In the event that Bank shall have determined, which determination shall be final, conclusive and binding, that by reason of circumstances occurring after the date of this Note affecting the London interbank market, adequate and fair means do not exist for ascertaining the One Month LIBOR on the basis provided for in this Note, Bank shall give notice (by telephone confirmed in writing (which may be delivered by electronic means)) to Borrower of such determination, whereupon (i) no LIBOR Advance shall be made until Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any request by Borrower for a LIBOR Advance shall be deemed to be a request for an advance at the Standard Rate.

(b)       Illegality; Impracticability. In the event that Bank shall determine, which determination shall be final, conclusive and binding, that the making, maintaining or continuance of any portion of a LIBOR Advance (i) has become unlawful as a result of compliance by Bank with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any of the same not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause Bank material hardship, as a result of contingencies occurring after the date of this Note materially and adversely affect the London interbank market or Bank's ability to make LIBOR Advances generally, then, and in any such event, Bank shall give notice (by telephone confirmed in writing (which may be delivered by electronic means)) to Borrower of such determination. Thereafter, (x) the obligation of Bank to make any LIBOR Advances or to convert any portion of the loan to a LIBOR Advance shall be suspended until such notice shall be withdrawn by Bank, and (y) any request by Borrower for a LIBOR Advance shall be deemed to be a request for an advance at the Standard Rate.

APPLIED OPTOELECTRONICS, INC.
WITNESS:		Name of Corporation

/s/ Jerry K. Hu	By:	/s/ Stefan Murry
Print Name:	Name:	Stefan Murry
Jerry K. Hu	Title:	Chief Financial Officer

/s/ Jerry K. Hu	By:	/s/ David Kuo
Print Name:	Name:	David Kuo
Jerry K. Hu	Title:	Vice President, General Counsel and Secretary

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